Exhibit 16.1
28 April 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA
Dear Sirs
Solexa, Inc.
We have read Item 4.01 of Form 8-K dated 30 March 2006 of Solexa, Inc. and are in agreement with the statements contained in paragraphs three, four and seven on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Yours faithfully,
/s/ Ernst & Young LLP
Ernst & Young LLP